Exhibit 99.1

2835 Miami Village Drive
Miamisburg, OH 45342
NEWS RELEASE

For media information:	For investor information:

Dian Terry	Gregg Swearingen
(937) 242-4781	(937) 242-4600
dian.terry@teradata.com	gregg.swearingen@teradata.com

For Release on July 28, 2009

Cooper Elected to Teradata Board of Directors

Brings deep technology and financial management expertise

MIAMISBURG, Ohio – Teradata Corporation (NYSE: TDC), the world’s largest company solely focused on data warehousing and enterprise analytics, today announced the election of technology company leader Nancy E. Cooper to its Board of Directors. She will join the board as a Class I director effective August 1, 2009.

“Ms. Cooper brings extensive leadership experience in software companies where her financial expertise helped to drive and support innovation and growth,” said James (Jim) Ringler, chairman, Teradata Corporation. “Her deep understanding of the technology industry and her financial management experience position her as a strong addition to the Teradata Board.”

Cooper is executive vice president and chief financial officer of CA, Inc., one of the world’s largest IT management software providers operating in 45 countries. Previously, she was chief financial officer of IMS Health, Inc., an information services company to the pharmaceutical industry. With some 30 years in technology and corporate finance, Cooper’s earlier experience included serving as chief financial officer of both Reciprocal, Inc., a leading digital rights management and consulting firm, and Pitney Bowes Credit Corporation, an international credit company. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments. Cooper began her career at IBM where she held increasingly important

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roles that focused on technology strategy and financial management, including chief financial officer of the Global Industries Division, assistant corporate controller, and controller and treasurer of IBM Credit Corporation.

She holds a Bachelor of Arts degree in economics and political science from Bucknell University and an MBA from the Harvard Graduate School of Business Administration.

About Teradata

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence through data warehousing, data warehouse appliances, consulting services and enterprise analytics. Teradata is in more than 60 countries and on the Web at www.teradata.com.

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Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.